Exhibit 99.1

CONTACT:	John Hyre, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5157

FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES

SECOND QUARTER 2012 RESULTS

NEW ALBANY, OHIO, July 23, 2012 – Commercial Vehicle Group, Inc. (Nasdaq: CVGI) today reported revenues of $242.7 million for the second quarter of 2012, an increase of approximately 17% compared to $206.8 million for the prior-year period. Operating income for the second quarter of 2012 was $19.0 million compared to $11.3 million for the second quarter of 2011. Net income was $13.2 million for the second quarter, or $0.46 per diluted share, compared to a loss of $2.2 million, or ($0.08) per diluted share in the prior-year quarter. Included in the second quarter of 2012 results is a loss of approximately $0.4 million related to the mark to market of the Company’s foreign exchange contracts for the period. Included in the results for the second quarter of 2011 are $7.4 million of one-time expenses related to the early extinguishment of debt for the period.

“We are very pleased with our second quarter results, which represents our thirteenth consecutive quarter of operating income improvement, when excluding impairment and restructuring charges, and surpasses the first quarter of 2012 as our highest revenue and operating income levels since the fourth quarter of 2006,” said Mervin Dunn, President and CEO of Commercial Vehicle Group. “While there has been recent public pessimism related to uncertain economic and market conditions in the near term, we could not be more excited about our opportunities for future organic growth and acquisitions. We are not focused solely on the near-term North American truck industry, but remain focused on the global commercial vehicle industry for the next several years,” added Mr. Dunn.

The Company did not have any outstanding borrowings under its asset-based revolver at June 30, 2012 and, as a result, was not subject to any financial maintenance covenants. In addition, the Company had approximately $87.6 million of cash on its balance sheet at June 30, 2012 with an additional $37.0 million of availability under its asset-based revolver.

“In addition to our continued improvements in revenue and operating income, we are pleased to report diluted earnings per share of 46 cents, our highest since the fourth quarter of 2006,” said Chad M. Utrup, Chief Financial Officer of Commercial Vehicle Group. “Our cash and liquidity position remains strong and we are focused on putting this capital to use in the best ways possible, which includes continued investments towards organic growth and cost improvement programs, as well as acquisitions, both domestically and internationally,” added Mr. Utrup.

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A conference call to discuss the contents of this press release is scheduled for Tuesday, July 24, 2012, at 10:00 a.m. ET. To participate, dial (888) 680-0879 using access code 13241097. You can pre-register for the conference call and receive your pin number at:

https://www.theconferencingservice.com/prereg/key.process?key=PCLNRCGPD

This call is being webcast by Thomson/CCBN and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com.

A replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (888) 286-8010 using access code 78018958.

About Commercial Vehicle Group, Inc.

Commercial Vehicle Group, Inc. is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the heavy-duty (Class 8) truck market, the construction, military, bus and agriculture markets and the specialty transportation markets. Our products include static and suspension seat systems, electronic wire harness assemblies, controls and switches, cab structures and components, interior trim systems (including instrument panels, door panels, headliners, cabinetry and floor systems), mirrors and wiper systems specifically designed for applications in commercial vehicles. The Company is headquartered in New Albany, OH with operations throughout North America, Europe, Asia and Australia. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to organic growth, acquisitions, capital investments and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company’s ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck market; (v) our failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company’s customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; and (x) various other risks as outlined under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for fiscal year ending December 31, 2011 There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues	$242,745	$206,776	$479,735	$389,285
Cost of Revenues	205,289	179,100	405,501	336,893

Gross Profit	37,456	27,676	74,234	52,392
Selling, General and Administrative Expenses	18,361	16,023	36,544	32,217
Amortization Expense	92	94	184	190
Restructuring Costs	—	232	—	542

Operating Income	19,003	11,327	37,506	19,443
Interest and Other Expense	5,205	5,062	10,512	9,049
Loss on Early Extinguishment of Debt	—	7,448	—	7,448

Income (Loss) Before Provision for Income Taxes	13,798	(1,183)	26,994	2,946
Provision for Income Taxes	645	986	1,849	1,838

Net Income (Loss)	$13,153	$(2,169)	$25,145	$1,108

Less: Non-controlling interest in subsidiary’s loss	(2)	—	(15)	—

Net Income (Loss) Attributable to CVG Stockholders	$13,155	$(2,169)	$25,160	$1,108

Earnings (Loss) per Common Share:
Basic	$0.47	$(0.08)	$0.89	$0.04

Diluted	$0.46	$(0.08)	$0.89	$0.04

Weighted Average Shares Outstanding:
Basic	28,171	27,767	28,171	27,766

Diluted	28,396	27,767	28,384	28,205

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	June 30,	December 31,
	2012	2011
	(Unaudited)	(Unaudited)
Assets
Current Assets:
Cash	$87,571	$87,955
Accounts receivable, net	157,210	130,297
Inventories	90,154	79,423
Other current assets	12,699	9,307

Total current assets	347,634	306,982

Property, plant and equipment, net	78,143	76,672
Intangible assets, net	7,129	7,315
Other assets, net	15,300	15,915

Total assets	$448,206	$406,884

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$95,312	$74,239
Accrued liabilities	34,007	38,960

Total current liabilities	129,319	113,199

Long-term debt	250,000	250,000
Pension and other post-retirement benefits	26,500	28,013
Other long-term liabilities	2,447	2,897

Total liabilities	408,266	394,109

Stockholders’ Equity:
Preferred stock, $0.01 par value; 5,000,000 shares authorized, no shares issued and outstanding; common stock, $0.01 par value per share; 60,000,000 shares authorized; 28,170,929 shares issued and outstanding, respectively	285	285
Treasury stock purchased from employees; 426,870 shares, respectively	(4,059)	(4,059)
Additional paid-in capital	221,459	219,112
Retained loss	(149,594)	(174,754)
Accumulated other comprehensive loss	(28,145)	(27,818)

Total CVG stockholders’ equity	39,946	12,766
Non-controlling interest	(6)	9

Total stockholders’ equity	39,940	12,775

Total liabilities and stockholders’ equity	$448,206	$406,884

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